Exhibit (d)(6)

STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of October 10, 2002 (this “Agreement”), among i2 Technologies, Inc. (“Seller”), General Atlantic Partners 57, L.P., a Delaware limited partnership (“GAP LP”) and GAP Coinvestment Partners II, L.P., a Delaware limited partnership (“GAP Coinvestment” and, collectively with GAP LP, the “Purchasers”).

     WHEREAS, upon the terms and conditions set forth in this Agreement, Seller proposes to sell to each of the Purchasers the aggregate number of shares of common stock, par value $0.01 per share (the “Common Stock”), of EXE Technologies, Inc., a Delaware corporation (the “Company”), set forth opposite such Purchaser’s name on Schedule 2.1, for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule 2.1 hereto.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

     “Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     “Closing” has the meaning set forth in Section 2.2(a) of this Agreement.

     “Closing Date” has the meaning set forth in Section 2.2(a) of this Agreement.

     “Common Stock” has the meaning set forth in the recitals to this Agreement.

     “Company” has the meaning set forth in the recitals to this Agreement.

     “Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

     “GAP Coinvestment” has the meaning set forth in the preamble to this Agreement.

     “GAP LP” has the meaning set forth in the preamble to this Agreement.

     “Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, voting restriction (statutory or other), lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

     “Orders” has the meaning set forth in Section 3.2 of this Agreement.

     “Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

     “Purchased Shares” has the meaning set forth in Section 2.1 of this Agreement.

     “Purchasers” has the meaning set forth in the preamble to this Agreement.

     “Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

     “Seller” has the meaning set forth in the preamble to this Agreement.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

     2.1 Purchase and Sale of Common Stock from Seller. Subject to the terms and conditions herein set forth, Seller agrees to sell to each Purchaser, and each Purchaser, severally and not jointly, agrees to purchase from Seller, on the Closing Date the aggregate number of shares of Common Stock set forth opposite such Purchaser’s name on Schedule 2.1 hereto, for the aggregate purchase price set forth opposite such Purchaser’s name on Schedule 2.1 hereto (all of the shares of Common Stock being purchased pursuant to Section 2.1 being referred to herein as the “Purchased Shares”).

     2.2 Closing.

          (a) The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at the offices of the Purchasers, at 10:00 a.m., local time, on the date hereof, or at such other time, place and date that Seller and the Purchasers may agree in writing (the “Closing Date”).

          (b) On the Closing Date, (i) Seller shall deliver to each Purchaser the documents and other items described in Section 5.1 below and (ii) each Purchaser will deliver to Seller the aggregate purchase price for the Purchased Shares being purchased by such Purchaser by wire transfer of immediately available funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to each of the Purchasers as follows:

     3.1 Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     3.2 Authorization; No Contravention. The execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby including, without limitation, the sale of the Purchased Shares by Seller (a) have been duly authorized by all necessary corporate action and do not contravene the terms of Seller’s certificate of incorporation, as amended, and by-laws, as amended, in each case as in effect on the date hereof; (b) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of Seller, or any Requirement of Law applicable to such Seller, including federal or state securities laws; and (c) do not violate any judgment, injunction, unit, award, decree or order of any nature of any Governmental Authority (collectively, “Orders”) against, or binding upon, Seller.

     3.3 Title to Purchased Shares. Seller owns beneficially and of record the Purchased Shares being sold to the Purchasers and has good and valid title to such Purchased Shares, free and clear of all Liens. Seller has the unrestricted power and authority to transfer the Purchased Shares to the Purchasers. Upon delivery to the Purchasers of the stock certificates representing such Purchased Shares and payment therefor, the Purchasers shall acquire good and valid title to such Purchased Shares, free and clear of all Liens.

     3.4 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale and delivery of the Purchased Shares) by or enforcement against Seller of this Agreement or the transactions contemplated hereby.

     3.5 Binding Effect. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     3.6 Litigation. There are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations pending or, to the knowledge of Seller, threatened, at law, in equity, in arbitration or before any Governmental Authority against Seller purporting to enjoin or restrain the execution, delivery or performance by Seller of this Agreement.

     3.7 Private Offering. No form of general solicitation or general advertising was used by Seller or its representatives in connection with its sale of the Purchased Shares. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, is required by the offer or sale of the Purchased Shares to the Purchasers.

     3.8 Non-Public Information.

          (a) Seller acknowledges that (i) the Purchasers have informed it that the Purchasers may possess certain non-public information concerning the Company and its subsidiaries and/or the Purchased Shares that may or may not be independently known to Seller (all of such non-public information is hereinafter referred to as the “Non-Public Information”) and (ii) the Purchasers have not disclosed the Non-Public Information to Seller.

          (b) Seller is executing, delivering and performing this Agreement notwithstanding that it is aware that the Non-Public Information may exist and that the Non-Public Information has not been disclosed to Seller, and Seller confirms and acknowledges that neither the existence of the Non-Public Information, the substance of the Non-Public Information nor the fact that the Non-Public Information has not been disclosed to Seller is material to it or to its determination to execute, deliver and perform this Agreement.

          (c) Seller does for itself and its respective officers, directors, stockholders, employees, agents, representatives, successors and/or assigns hereby fully and irrevocably waive any and all rights, remedies and claims (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise) it would or could have, or may hereafter have, against the Purchasers or any of their respective affiliates, agents, employees, representatives and heirs, arising out of, relating to or in any manner connected with the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each of the Purchasers hereby represents and warrants, severally and not jointly, to Seller as follows:

     4.1 Existence and Power. Such Purchaser (a) is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement.

     4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary limited partnership action, (b) do not contravene the terms of such Purchaser’s organizational documents, or any amendment thereof, and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation of such Purchaser or any Requirement of Law applicable to such Purchaser and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

     4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

     4.4 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

     4.5 Restricted Securities. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America. Such Purchaser understands that such Purchased Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act and that the

Purchased Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to the so-called “Section 4(1)(1/2) exception” and that the reliance of Seller on such exemption is predicated in part on such Purchaser’s representations set forth herein.

     4.6 Accredited Investor. Such Purchaser is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

ARTICLE V

DELIVERIES

     5.1 Seller’s Deliveries. The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the delivery by the Seller to the Purchasers of the following, on or before the Closing Date.

          (a) Seller shall deliver to each Purchaser a copy of a stock certificate representing at least the number of Purchased Shares set forth opposite such Purchaser’s name on Schedule 2.1 hereto, together with a stock power evidencing the transfer to GAP LP of the number of Purchased Shares set forth opposite GAP LP’s name on Schedule 2.1 hereto and a stock power evidencing the transfer to GAPCO of the number of Purchased Shares set forth opposite GAPCO’s name on Schedule 2.1 hereto.

          (b) Seller shall deliver to the Purchasers the opinion of counsel to Seller delivered by Seller to the Company and the Company’s transfer agent in order to register the Purchased Shares in the name of the Purchasers.

          (c) Seller shall deliver to the Purchasers the letter of instruction from Seller to the Company’s transfer agent, instructing such transfer agent to register the transfer to each Purchaser of the number of Purchased Shares set forth opposite such Purchaser’s name on Schedule 2.1 hereto, together with any documentation ancillary thereto (including, without limitation, any incumbency certificates).

     5.2 Purchasers’ Deliveries. The obligation of Seller to sell the Purchased Shares and the obligation to perform its other obligations hereunder shall be subject to the delivery by each Purchaser to Seller of the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser, on or before the Closing Date.

ARTICLE VI

MISCELLANEOUS

     6.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement indefinitely.

     6.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to Seller:

i2 Technologies, Inc. 11701 Luna Road Dallas, TX 75234 Telecopy: (469) 357-6566 Attention: General Counsel

if to the Purchasers:

c/o General Atlantic Service Corporation 3 Pickwick Plaza Greenwich, CT 06830 Telecopy: (203) 622-8818 Attention: Matthew Nimetz

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas New York, NY 10019-6064 Telecopy: (212) 757-3990 Attention: Douglas A. Cifu, Esq.

     All such notices, demands and other communications shall be deemed to have been duly given (i) when delivered by hand, if personally delivered; (ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five (5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 6.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

     6.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective affiliates (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), provided that each such assignee shall make the representations and warranties under Article IV. Seller may not assign any of its rights under this Agreement without the prior written consent of the Purchasers. No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

     6.4 Amendment and Waiver.

          (a) No failure or delay on the part of Seller or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by Seller or the Purchasers from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Seller and the Purchasers purchasing a majority of the Purchased Shares and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Seller in any case shall entitle Seller to any other or further notice or demand in similar or other circumstances.

     6.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     6.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

     6.7 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

     6.8 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     6.9 Public Announcements. Neither Seller nor the Purchasers will make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto, except to the extent such party reasonably believes such public statement is required by any Requirement of Law, including, without limitation, any securities or stock market regulation, or to the extent required by the Purchasers in connection with their customary internal reporting. Notwithstanding the foregoing, neither Seller nor the Purchasers will use or refer to the name of the Purchasers (in the case of Seller) or Seller (in the case of the Purchasers) in any public statement or disclosure concerning this Agreement without the consent of Seller or such Purchaser respectively except to the extent that such party reasonably believes such statement or disclosure is required by applicable Requirement of Law or stock market regulations.

     6.10 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement. Seller shall deliver, or cause to be delivered, to each Purchaser not later than seven (7) days after the Closing Date a certificate representing the number of Purchased Shares set forth opposite such Purchaser’s name on Schedule 2.1 hereto.

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     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

i2 TECHNOLOGIES, INC

By:	/s/ ROBERT C. DONOHOO

Name: Robert C. Donohoo Title: SVP/General Counsel

GENERAL ATLANTIC PARTNERS 57, L.P.

By:	GENERAL ATLANTIC PARTNERS, LLC, its General Partner

By:	/s/ MATTHEW NIMETZ

Name: Matthew Nimetz Title: A Managing Member

GAP COINVESTMENT PARTNERS II, L.P.

By:	/s/ MATTHEW NIMETZ

Name: Matthew Nimetz Title: A General Partner

Schedule 2.1

Purchased Shares and Purchase Price

Purchaser	Purchased Shares	Purchase Price

GAP LP	385,417	$350,379.09
GAP Coinvestment	54,583	49,620.91
Total:	440,000	$400,000.00